-1- Approved and Effective as of December 1, 2023 ©2023 DraftKings Inc. EXECUTIVE COMPENSATION CLAWBACK POLICY

-2- ©2023 DraftKings Inc. I. BACKGROUND DraftKings Inc. (the “Company”) has adopted this Executive Compensation Clawback Policy (this “Policy”) to provide for the recovery or “clawback” of certain incentive compensation in the event of a Restatement (as defined below). This Policy is intended to comply with, and will be interpreted to be consistent with, the requirements of the Nasdaq Stock Market (“Nasdaq”) Listing Rule 5608 (the “Listing Standard”). Certain capitalized terms used herein are defined in Section VIII of this Policy. II. STATEMENT OF POLICY Except to the extent provided under Section V, the Company shall recover reasonably promptly the amount of erroneously awarded Incentive-Based Compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, a “Restatement”). III. SCOPE OF POLICY A. Covered Persons and Recovery Period. This Policy applies to Incentive-Based Compensation received by a person:  after beginning service as an Executive Officer,  who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation,  while the Company has a class of securities listed on a national securities exchange or a national securities association, and  during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement (the “Recovery Period”). Notwithstanding the foregoing, the Company is only required to apply, and shall only apply, this Policy to Incentive-Based Compensation received by Executive Officers on or after October 2, 2023. For purposes of this Policy, Incentive-Based Compensation shall be deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. B. Transition Period. In addition to the Recovery Period, this Policy applies to any transition period (that results from a change in the Company’s fiscal year) within or immediately following the Recovery Period (a “Transition Period”); provided that a Transition Period between the last day of the Company’s previous fiscal year end and the first day of the Company’s new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year. C. Determining Recovery Period. For purposes of determining the relevant Recovery Period, the date that the Company is required to prepare the Restatement shall be the earlier to occur of:

-3- ©2023 DraftKings Inc.  the date the board of directors of the Company (the “Board”), a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, and  the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement; provided that the determination and application of this Policy shall occur after such order is final and non- appealable. For clarity, the Company’s obligation to recover erroneously awarded Incentive-Based Compensation under this Policy is not dependent on if or when a Restatement is filed. D. Method of Recovery. Without limiting this Section III, the Compensation Committee of the Board (the “Compensation Committee”) will have discretion in determining the means to effectuate the recovery of erroneously awarded Incentive-Based Compensation under this Policy, recognizing that different means of recovery may be appropriate in different circumstances. IV. AMOUNT SUBJECT TO RECOVERY A. Recoverable Amount. The amount of Incentive-Based Compensation subject to recovery under this Policy is the amount of Incentive-Based Compensation received by any individual covered by this Policy pursuant to Section III that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by such individual had it been determined based on the amounts after giving effect to the applicable Restatement, computed without regard to any taxes paid on such Incentive-Based Compensation. B. Covered Compensation Based on Stock Price or TSR. For Incentive-Based Compensation based on stock price or total shareholder return (“TSR”), where the amount of erroneously awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement, (i) the recoverable amount shall be determined by the Compensation Committee based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq (or the Company’s then-applicable national securities exchange or national securities association). V. EXCEPTIONS The Company shall recover erroneously awarded Incentive-Based Compensation in compliance with this Policy, except to the extent that (i) either of the conditions set out below in this Section V are met and (ii) the Compensation Committee or, in the absence of a Compensation Committee comprised solely of independent directors, a majority of the independent directors serving on the Board, has made a determination that recovery would be impracticable: A. Direct Expense Exceeds Recoverable Amount. The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided, however, that before concluding it would be impracticable to recover any amount of erroneously awarded Incentive-Based Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such erroneously awarded Incentive- Based Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq (or the Company’s then-applicable national securities exchange or national securities association); or

-4- ©2023 DraftKings Inc. B. Recovery from Certain Tax-Qualified Retirement Plans. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. VI. PROHIBITION AGAINST INDEMNIFICATION Notwithstanding the terms of any indemnification arrangement or insurance policy with any individual covered by this Policy pursuant to Section III, the Company shall not indemnify any Executive Officer or former Executive Officer against the loss of erroneously awarded Incentive-Based Compensation, including any payment or reimbursement for the cost of insurance obtained by any such covered individual to fund amounts recoverable under this Policy. VII. DISCLOSURE The Company shall file all required disclosures with respect to this Policy and recoveries under this Policy in accordance with the requirements of the U.S. Federal securities laws, including the disclosure required by the applicable Securities and Exchange Commission (“SEC”) filings. VIII. DEFINITIONS Unless the context otherwise requires, the following definitions apply for purposes of this Policy: “Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company. Executive officers of the Company’s subsidiaries are deemed Executive Officers of the Company if they perform such policymaking functions for the Company. The term “policy-making function” is not intended to include policy-making functions that are not significant. Identification of an Executive Officer for purposes of this Policy will include, at a minimum, the executive officers identified pursuant to 17 CFR 229.401(b). “Financial Reporting Measures” means any of the following: (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, (ii) stock price and (iii) TSR. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC. “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. IX. ADMINISTRATION; AMENDMENT; TERMINATION Unless expressly provided otherwise, all determinations under this Policy will be made by the Compensation Committee, including determinations regarding the means by which any recovery under this Policy shall be effectuated. Any determinations of the Compensation Committee will be final, binding and conclusive and need not be uniform with respect to each individual covered by this Policy. The Compensation Committee may amend this Policy from time to time and may terminate this Policy at any time, in each case in its sole discretion, subject to applicable law, including but not limited to, the Listing Standard (or the listing standards of the Company’s then-applicable national securities exchange or national

-5- ©2023 DraftKings Inc. securities association). X. EFFECTIVENESS; OTHER RECOUPMENT RIGHTS This Policy shall be effective as of December 1, 2023. Notwithstanding the foregoing, the Company is only required to apply this Policy to Incentive-Based Compensation received on or after October 2, 2023. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company and its subsidiaries and affiliates under applicable law or pursuant to the terms of any similar policy or similar provision in any employment agreement, equity award agreement or similar agreement. XI. EXCEPTIONS TO THIS POLICY; QUESTIONS To the extent permitted by applicable law, exceptions to this Policy may be granted by the Compensation Committee or, in the absence of a Compensation Committee comprised solely of independent directors, a majority of the independent directors serving on the Board. If you have any questions about this Policy or its application, please contact the Legal Department.